Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Willis Lease Finance Corporation:

The audits referred to in our report dated March 18, 2013 included the related financial statement schedule as of December 31, 2012, and for each of the years in the three-year period ended December 31, 2012, included in the annual report on Form 10-K of Willis Lease Finance Corporation. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements (No. 333-15343, 333-48258, 333-63830, 333-109140) on Form S-8 of Willis Lease Finance Corporation and subsidiaries of our reports dated March 18, 2013, with respect to the consolidated balance sheets of Willis Lease Finance Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and related financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Willis Lease Finance Corporation.

/s/ KPMG LLP
San Francisco, California
March 18, 2013